Second Quarter 2002 Earnings
                                 Conference Call
                                 April 25, 2002
                                 10:00 a.m. CDT

Charlie:

Welcome. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

This morning, we were quite pleased to report second quarter earnings per share of $0.70, about $0.03 per share higher than the estimates in our Form 8-K filing of January 29, 2002. We also increased estimated fiscal 2002 earnings per share from $2.98 to about $3.05, due to lower estimated interest costs for the year. Our businesses are taking to heart our direction to reduce working capital invested in the business. We repaid $37 million of debt during the second quarter from working capital reductions and free cash flow, and $77 million in the first six months. That's more than our previous $75 million debt reduction target for the full fiscal year.

Reported earnings per share included a benefit of $0.10 per share due to adoption of new accounting rules which eliminate amortization of goodwill and certain other intangible assets. Results for the second quarter of last year included a $1.3 million gain, or $0.08 per share, due to the settlement of certain tax audits in that period. Excluding amortization of goodwill and the tax settlement, earnings per share in the second quarter of fiscal 2001 would have been $0.68 per share.


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Second Quarter Results

Now let's look closer at second quarter results.

Consolidated sales were up 21.0%, with consolidated operating income margins of 5.7%, compared to 6.1% last year. Consolidated operating income was up 12.1% compared to last year to $23.6 million, but would have been down about 7.8% without acquisitions and the benefit of the elimination of goodwill and other intangible asset amortization.

Let me expand on individual business segment results.

Fire and Emergency

First, fire and emergency sales grew 3.2% to $119.7 million in the second quarter, and operating income was up 7.0% to $11.6 million, or 9.7% of sales. Excluding the impact of the nonamortization of goodwill, operating income would have been flat in the second quarter compared to the prior year. These results are consistent with our January 29, 2002 estimates.

Pierce's backlog was up 16.2% at March 31, compared to the prior year. That's up significantly from December 31 when Pierce's backlog was up 6.3% compared to the prior year, and is consistent with our strategy to increase Pierce's backlog in fiscal 2002 in order to improve manufacturing efficiencies.

Defense

In defense, sales were up 58.3% to $127.1 million in the second quarter due to achievement of full-rate production under the company's MTVR contract back in August 2001. Operating income fell 25.0% in the second quarter to $5.1 million, but was consistent with our estimates on January 29, 2002.

We spent heavily on bid and proposal activities in the quarter driving down earnings and margins. In addition, substantially higher sales of our lower margin MTVR truck also contributed to the defense segment's 4.0% operating income margins in the quarter. Obviously, we did not increase our MTVR margins in the second quarter, which remain at 3.3%.


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Commercial

Sales in the commercial segment were up 15.4% in the second quarter to $170.0 million, while operating income was up 59.2% to $12.2 million. Compared to our January 29, 2002 estimates, sales were up about $12 million and operating income was up $0.7 million in this segment in the second quarter. Excluding Geesink Norba results and the benefit of the nonamortization of goodwill, commercial segment sales would have declined 6.7%, but operating income would have been up 12.2% due to higher domestic refuse margins resulting from improved manufacturing cost performance. Concrete placement sales were down 11.8% during the quarter, while domestic refuse sales were up 5.7%.

Results for our concrete placement business continue to be negatively affected by the recession. Spending remains cautious at concrete ready-mix companies, but we believe our concrete placement business may have hit the bottom. At March 31, rear-discharge unit backlog was down 11.3% compared to prior year while our front-discharge backlog was flat.

Domestic refuse body customers also have begun to cut spending, but we have enjoyed increased business with the "Big Three" waste haulers, which caused the domestic refuse sales increase in the second quarter. Our domestic refuse unit backlog was down 19.9% at March 31, 2002, compared to prior year levels, as municipalities began to slow spending.

Geesink Norba results improved in the second quarter, generating high single digit operating income margins on $32.5 million of sales. We believe margins should recover to low double-digit expectations next year as our restructuring plans are implemented. Bob will have more to say regarding the European economy and what we are doing to improve Geesink Norba results going forward. Geesink Norba was accretive to earnings in the second quarter by $0.02 per share.

Corporate

At the corporate level, our expenses were up about $1.0 million in the second quarter compared to the prior year due to increases in variable compensation and support costs associated with the integration of recent acquisitions.

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From a debt perspective, our borrowings declined from $318.8 million at December
31, 2001 to $282.2 million at March 31, 2002. That's well down from our previous $325 million estimate as of March 31, 2002. Across the board, all of our businesses got the message that we are targeting debt reduction in fiscal 2002.

2002 Outlook

Let me now briefly turn to a discussion of assumptions behind our fiscal 2002 estimates. At this time, we believe that fiscal 2002 sales, assuming no further acquisitions, will approximate $1.66 billion, up about 14.9% from fiscal 2001. As mentioned previously, we have increased our earnings per share estimate for fiscal 2002 to about $3.05, again assuming no acquisitions. We expect fire and emergency sales to be up about 2.4% to $475.0 million in 2002. This represents a $10.0 million increase from our previous estimate due to higher aircraft rescue and firefighting vehicle sales and higher Pierce sales, both resulting from a strong order book at the end of the second quarter. We believe defense sales will rise to about $565 million in 2002 due to a $156 million increase in MTVR sales as we operate at full-rate production under that contract for a full year and higher anticipated parts sales. However, as previously reported, we expect our higher margin international heavy truck sales to decline, resulting in a net defense sales increase of $142 million. That's up from our previous estimate of $555 million due to higher expected parts sales. We expect commercial segment sales to increase about 11.5% in fiscal 2002 to about $624 million. We estimate that Geesink Norba will contribute all of the segment's sales increase by increasing about $97 million in fiscal 2002, with anticipated sales of $116 million on an annual basis. That's up from the $100 million we estimated last quarter due to strengthening of some key European markets. We continue to project concrete placement sales to be down 21% in units in fiscal 2002, but we now estimate those sales may be down only 12% in dollars due to higher package sales of the mixer and chassis. We continue to project domestic refuse sales to be up 5% in fiscal 2002. We estimate strong sales to the three largest waste haulers and some market share gains to offset a weakening in capital spending by most commercial waste haulers and municipal customers.


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By quarter, we believe that these sales expectations by segment would result in consolidated sales of about $450 million in quarter three and $433 million in quarter four in fiscal 2002.

We continue to estimate our consolidated operating income will approximate $104 million in 2002, or 6.3% of sales. Earnings on our estimated higher sales principally are being invested in defense bids and proposals and new product development.

By business segment, we believe that fire and emergency operating income will approximate $50 million in fiscal 2002, or about 10.5% of sales. That's the same as our previous estimate. Defense operating income should approximate $35 million, or 6.2% of sales. This estimate is unchanged from our previous estimate, and assumes no margin improvement on the MTVR contract from the current 3.3% operating income margin, although we continue to target higher margins under the program. We expect commercial operating income to approximate $40 million, or 6.4% of sales. We anticipate that improved cost performance in our domestic refuse business will contribute the $1 million increase in our estimate of commercial segment operating income for the year.

We expect corporate expenses to approximate $21.0 million in fiscal 2002, up from our previous estimate of $20.0 million in fiscal 2002. This increase largely reflects higher acquisition integration costs and variable compensation. We are also projecting $24.5 million in net interest costs in 2002. That's down $1.5 million from our previous estimate due to lower estimated borrowings and lower interest rates.

By quarter, we expect EPS to approximate $0.88 and $0.96 for the remaining quarters of fiscal 2002. These estimates are up slightly from our previous estimates.

Of course, there are downsides to every estimate. Domestic refuse sales could decline if municipal spending continues to weaken. And, the Federal Reserve has begun to express concerns about the strength of the recovery. Upside to these estimates could involve improvement in MTVR margins. A one percentage point improvement in MTVR margins in fiscal 2002 would approximate $0.17 per share for the full year. If we are able to conclude negotiations on variant pricing related to the MTVR contract in the third

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quarter, we may be able to recognize up to a one percentage point margin improvement at that time.

From a financial position standpoint, assuming no acquisitions, we are adjusting our previous debt estimates downward. We now estimate that debt will decline to $260 million at June 30, 2002 and then increase to $270 million at September 30, 2002 as we invest in the start-up of our U.K. tank transporter program in the fourth quarter. We expect capital spending in fiscal 2002 to be no more than $15-20 million.

Now Bob will discuss our outlook for the balance of this year.



BOB BOHN

Opening:

Thank you, Charlie. Good morning and thank you all for joining us at the halfway mark of our fiscal year. If you're not able to stay with us for the entire conference call, you can access an archived version of our call at www.oshkoshtruck.com.

We achieved our EPS estimates during the second quarter, as well as a number of key performance measures. At the half way point of the year, we believe that the worst of the recession is behind us, barring another major terrorist action. We increased our full-year earnings estimate to $3.05, with a positive outlook for the remainder of the year.

Now, I'd like to take you through our second quarter in each of our primary businesses.

Concrete Placement

During the second quarter, McNeilus did an excellent job of reducing its inventory levels, and held its manufacturing costs nicely in check as reflected in second-quarter operating income for the commercial business. The company as a whole will continue to focus on inventory reduction going forward to further improve our returns on invested capital.


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However, the most significant development was the introduction of our new
Revolution(TM) composite mixer. We believe this is the biggest advancement in concrete mixers since they were first put on trucks. The Revolution is 2,000 pounds lighter than traditional steel drums. It's easier to clean and more durable. And, it discharges and charges more effectively for enhanced productivity, a constant customer priority. Producers that have used it are impressed with all of these features, but most significantly that they can carry up to an extra 1/2 yard of concrete on every pour. It offers customers superior economics compared to traditional steel drums, and provides us with a tool to enhance market share and profitability in the competitive concrete placement industry.

The Revolution was unveiled to a packed house at Con-Agg/ConExpo in March. Customer reactions exceeded our expectations, and we already have orders to fill our production schedule into fiscal 2003. We'll build up to 200 units by the end of September. Our capital expenditure on a new, dedicated production facility in the U.S. is planned for fiscal 2003 and into 2004. That coincides with the recovery that we expect sometime next year. We anticipate hitting full rate production by early in fiscal 2004.

Before I leave the topic of the Revolution, I'd like to mention that Oshkosh and its partner have invested more than $10 million on this development. We have significant worldwide patent applications on the materials, processes and designs. And, we expect to invest $15 - $20 million more in capital over fiscal 2003 and 2004 to roll out this technology. We intend to take this technology to our front-discharge line and to Europe over 2003 and 2004, and then move to Asia.

Attendance at the Con-Agg / ConExpo is an indication that the industry is expecting a recovery in 2003. Attendance topped 111,000 this year, down from the 124,000 we saw during the boom of 1999, but very robust. Discussions with producers throughout the five-day show were encouraging as well.

One other comment regarding this business. As you may know, Terex bought Advance out of bankruptcy. Advance has been our primary competitor in front-discharge units, and Terex is the latest in a long line of market entrants that we've witnessed over the past three decades.


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Refuse

Moving on to our refuse business, domestic refuse sales have been solid despite cautionary spending among municipalities. Order volume from our three largest refuse customers was steady throughout the period, with mixed purchases from our small- and mid-sized accounts, and municipal spending is mixed as well.

We are aggressively pursuing new accounts. Today, we have a rear loader running and under evaluation in New York City, one of the most demanding applications in the nation. It's a grueling, two-stage evaluation and approval process to be considered an approved vendor for NYC. Our rear loaders are built to pack heavy loads and take the punishment of big city routes like these. Our demo is performing well.

In our European markets, we're beginning to see economic improvements take hold in most countries. We've seen some larger orders and the first signs that major haulers may again start purchasing. On the new product front, a new Geesink side loader has been demonstrating in France to positive reviews. IFAT, the largest European refuse show, will be held in May in Germany, so watch for more new product news from us then.

Beyond that, I'm pleased with the progress that Mark Meaders and his team have made on integrating the Norba brand of refuse collection bodies with Geesink's among our sales and distribution network. Prior to our acquisition, the Norba brand had limited distribution in most of Europe, so we see this as an opportunity to drive sales and market share gains in the long term.

Mark and his team have also continued to re-engineer the Geesink manufacturing and chassis mounting activities. We want to bring best in class manufacturing processes to all our businesses.


Fire & Emergency

Performance in our fire and emergency business has been very good through the first half of this year.


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We're just coming off a very successful national show, the Fire Department
Instructors Conference in Indianapolis. Training programs at the show reflect the fact that fire departments have entered a new era as the first line of response against a variety of incidents.

The Hawk(TM) Extreme, based on the MTVR chassis, is our newest entry into the wildland fire service. It was a show-stopper and was even featured on local TV news. It brings the remarkable mobility of this Marine Corp chassis to the grueling terrain that wildland and urban / interface fire fighters face daily. There's no one else in the industry who can provide this type of off-road fire truck. While this is a niche product and market, customer interest is running high. The truck is currently on an extensive tour of the western states, bringing much needed, off road capability to wildland firefighting.

We continue to address the needs of niche fire service markets. Pierce made a serious commitment to the industrial fire market about two years ago. The latest in our comprehensive product line was introduced at FDIC - a new high-flow water tower apparatus. And, of course, we were honored to have our employees present a new rescue truck to Chief John Norman, representing FDNY. Our employees and our management group felt very strongly about contributing to the work of the department following their losses of 9-11.

We continue to see evidence of the new federal focus on fire and emergency services. President Bush was the keynote speaker at the Congressional Fire Services Institute's annual banquet last week. Rescue truck orders are strong, and the Air Force has ordered 40 rescues from us, up significantly from the 12 originally planned. We'll start delivering in June.

Before I move on to defense, I thought you might be interested in an update on the Fire Act. Applications closed on April 5. Current requests for Fire Act grants stand at $2.2 billion from about 18,000 departments nationwide, and FEMA is scheduled to begin making awards within the next month or two. There has been no detrimental impact on our sales figures from departments waiting for grant approval this year. And, Congressional commitment seems strong to fully fund the Fire Act at $900 million in fiscal 2003 as well, up from the $360 million planned for 2002.


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Defense

I'll close with an update on our progress in the defense business. The U.K. Heavy Equipment Transporter is doing well in evaluations. Pending successful completion, the first deliveries are scheduled for the first quarter of fiscal 2003.

Our primary focus remains the U.S. FMTV competition and the U.K. requirements for wheeled tankers and support vehicles. The time line for the U.K. competitions has shifted, as time lines seem to do in the defense business. The wheeled tanker decision has been pushed out from the April to the August 2002 time frame. The Ministry of Defence is currently reviewing those bids. On the support vehicle program, bids will be submitted on June 25 instead of the original April 9 date. Award is currently still planned for November, but the possibility of movement on that exists.

The FMTV competition continues to roll along. Our eight prototypes headed for test on time and are currently being put through their paces, as are the vehicles of Stewart & Stevenson. We anticipate the draft RFP to be issued on May 1, with the final RFP to follow in August. Bids are due in October; trucks will remain in evaluation until close to that time. Final award of the production contract remains scheduled for March 2003.

These programs could mean $13 to $15 billion in revenues for Oshkosh over the next two decades.


Closing

The tone of this call and the tenor of our expectations are cautiously optimistic. The question is whether the turnaround has long-term muscle, since it's currently being driven by inventory replenishment. That being said, we are beginning to see signs of strengthening in both the commercial and fire and emergency businesses. Projected economic growth of 3 to 4% for 2002 vs. 1.7% in the fourth quarter of 2001 would help generate tax revenues for states and municipalities, many of whom are currently struggling to balance budgets.


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We intend to provide guidance on fiscal 2003 in late July, with a little more recovery time under our belts. All current First Call estimates for 2003 were prepared without direct guidance from Oshkosh.

Thanks again for joining us.

Operator, please begin the question and answer session.












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